Filed pursuant to Rule 433

Dated December 11, 2017

Relating to

Preliminary Prospectus Supplement dated December 11, 2017 to

Prospectus dated December 11, 2017

Registration Statement No. 333-221917

Packaging Corporation of America

$500,000,000 2.450% Senior Notes Due 2020 (the “2020 Notes”)

$500,000,000 3.400% Senior Notes Due 2027 (the “2027 Notes”)

Pricing Term Sheet

December 11, 2017

Terms Applicable to Each Series of Notes

Issuer:	Packaging Corporation of America

Ratings (Moody’s / S&P)*:	Moody’s: Baa2 / S&P: BBB

Security Type:	Senior Unsecured Notes

Pricing Date:	December 11, 2017

Settlement Date:	December 13, 2017 (T+2)

Interest Payment Dates:	Semi-annually on June 15 and December 15 of each year, beginning on June 15, 2018

Record Dates:	June 1 and December 1

Terms Applicable to the 2020 Notes

Principal Amount:	$500,000,000

Maturity Date:	December 15, 2020

Benchmark Treasury:	1.750% due November 15, 2020

Benchmark Treasury Price:	99-15

Benchmark Treasury Yield:	1.937%

Spread to Benchmark Treasury:	+55 basis points

Yield to Maturity:	2.487%

Coupon:	2.450%

Public Offering Price:	99.893% of the principal amount

Optional Redemption

Make-Whole Call:	Treasury Rate plus 10 basis points

CUSIP / ISIN:	695156 AS8 / US695156AS80

Terms Applicable to the 2027 Notes

Principal Amount:	$500,000,000

Maturity Date:	December 15, 2027

Benchmark Treasury:	2.250% due November 15, 2027

Benchmark Treasury Price:	98-25

Benchmark Treasury Yield:	2.389%

Spread to Benchmark Treasury:	+105 basis points

Yield to Maturity:	3.439%

Coupon:	3.400%

Public Offering Price:	99.672% of the principal amount

Optional Redemption

Make-Whole Call:	Treasury Rate plus 20 basis points (prior to September 15, 2027)

Par Call:	On or after September 15, 2027

CUSIP / ISIN:	695156 AT6 / US695156AT63

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Well Fargo Securities, LLC

Co-Managers:

BMO Capital Markets Corp.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

PNC Capital Markets LLC

The Williams Capital Group, L.P.

BB&T Capital Markets, a division of BB&T Securities, LLC

Mizuho Securities USA LLC

U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling (i) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or (ii) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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